DREXEL HAMILTON MUTUAL FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made the 12th day of July, 2011, between Drexel Hamilton Mutual Funds (the “Trust”) on behalf of each of the Drexel Hamilton Centre American Equity Fund, Drexel Hamilton Centre Global Equity Fund, Drexel Hamilton 8IP Asia Pacific Equity Fund, and Drexel Hamilton FOUR European Equity Fund (each a “Fund” and collectively the “Funds”), and Drexel Hamilton Investment Partners, LLC (the “Adviser”).

WHEREAS, the Trust is a Delaware statutory trust authorized to issue shares in series and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and each Fund is a series of the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services to the Funds, and the Adviser is willing to furnish such services to the Funds;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Trust and the Adviser as follows:

1.	Appointment

The Trust hereby appoints the Adviser to act as investment adviser of the Funds for the periods and on the terms set forth herein. The Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided herein.

2.	Services to be Rendered by the Adviser to the Funds

Subject to the general supervision and direction of the Trustees of the Trust and to such policies as the Trustees may determine, the Adviser will (i) furnish continuously an investment program for the Funds and will make investment decisions on behalf of each Fund and place all orders for the purchase and sale of portfolio securities, (ii) manage, supervise and conduct all of the affairs and business of the Funds, furnish office space and equipment, and pay all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Adviser, (iii) maintain such books and records as an investment adviser of the Funds may be required to maintain by applicable federal or state law, and assist as appropriate in the maintenance of the Funds’ own books and records by the Funds’ independent administrator and other third parties approved by the Trust, and (iv) render to the Board of Trustees of the Trust such periodic and special reports respecting the Funds as the Trustees may reasonably request. In the performance of its duties, the Adviser will be subject to the control of the Trustees and to the policies determined by the Trustees, as well as to the provisions of the Trust’s Declaration of Trust, its By-Laws as in effect from time to time, and the investment objectives, policies and restrictions stated in each Fund’s prospectus.

3.	Performance of Duties by the Adviser

The Adviser further agrees that, in performing its duties set forth in Section 2 above, and elsewhere hereunder, it will:

(i) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

(ii) use reasonable efforts to manage the Funds so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(iii) maintain books and records with respect to the Funds’ securities transactions, render to the Board of Trustees of the Trust such periodic and special reports as the Board may reasonably request, and keep the Trustees informed of developments materially affecting each Fund’s portfolio;

(iv) make available to the Trust, promptly upon request, such copies of its investment records and ledgers with respect to the Funds as may be required to assist the Trust in its compliance with applicable laws and regulations, and furnish the Trustees with such periodic and special reports regarding the Funds as they may reasonably request; and

(v) immediately notify the Trust in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents it from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to it respecting or relating to it that is not contained in the Trust’s registration statement regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

The Adviser may enter into contracts with third parties for the performance of the services to be provided by it under this Agreement, including, but not limited to, agreements with sub-advisers to handle the day-to-day portfolio management responsibility with respect to any Fund, subject to approval by the Trust’s Board of Trustees and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of a Fund’s outstanding voting securities. The Adviser will thereafter supervise the activities of any sub-adviser to carry out the investment program of a Fund in accordance with any applicable laws and regulations.

4.	Expenses

The Adviser will bear its own administrative and overhead expenses in connection with the performance of its services under this Agreement. Each Fund will bear certain expenses to be incurred in its operation, including but not limited to: taxes, interest, brokerage fees and commissions; fees and expenses of Trustees of the Trust who are not officers, directors, or employees of the Adviser; Securities and Exchange Commission fees and state blue sky qualification and registration fees; local market regulatory, exchange and compliance fees, duties and taxes; charges of custodians and transfer and dividend disbursing agents and the independent administrator; each Fund’s proportionate share of insurance premiums; outside auditing and legal expenses; regulatory and compliance; costs of membership in any industry trade groups; costs of maintenance of each Fund’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; charges of independent pricing services; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders of each Fund and of the officers or Board of Trustees of the Trust; costs associated with oversight, selection, due diligence of managers (sub-advisers) and any extraordinary expenses. In its discretion, the Adviser may pay expenses of a Fund which would normally be borne by the Fund, pursuant to a written agreement between the Fund and the Adviser and subject to approval by the Trust’s Board of Trustees. To the extent that the Adviser pays such Fund expenses, the Adviser shall be reimbursed by the Fund pursuant to the terms of the agreement .

To the extent there is any overlap between the expenses of a Fund and the Adviser, the Adviser will in good faith seek to allocate such expense items in coordination with the Fund’s administrator.

5.	Services to Other Companies or Accounts

The investment advisory services provided by the Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Adviser, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Funds) and to engage in other activities, so long as its services hereunder are not impaired thereby.

6.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Funds will pay the Adviser a fee at an annual rate equal to (i) 0.75% per year of the average daily net assets of the Drexel Hamilton Centre American Equity Fund; (ii) 1.00% per year of the average daily net assets of the Drexel Hamilton Centre Global Equity Fund; (iii) 0.95% per year of the average daily net assets of the Drexel Hamilton FOUR European Equity Fund; and, (iv) 0.95% per year of the average daily net assets of the Drexel Hamilton 8IP Asia Pacific Equity Fund. The fee with respect to each Fund shall be computed and accrued daily and payable monthly. For the purpose of determining fees payable to the Adviser, the value of each Fund’s average daily net assets shall be computed at the times and in the manner specified in each Fund’s Prospectus or Statement of Additional Information. The Adviser may waive its fees with respect to any Fund such that the fees paid by such fund do not exceed any contractual or voluntary expense cap borne by the Adviser.

7.	Assignment; Amendments

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Agreement shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Funds, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser.

8.	Duration and Termination

This Agreement shall become effective on July 12, 2011 and shall continue in effect, unless sooner terminated as provided herein, for two years from such date, and shall continue from year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Funds’ outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on sixty (60) days’ written notice to the Adviser by the Board of Trustees of the Trust or by vote of holders of a majority of the Funds’ shares or by the Adviser.

9.	Standard of Care

The Adviser shall exercise its best judgment in rendering the services under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund or any Fund’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to any Fund or to any Fund’s shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

The Trust shall indemnify the Adviser, and its respective officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act), for any liability and reasonable expenses, including reasonable attorneys’ fees, which may arise from the Adviser’s conduct in respect of this Agreement. Notwithstanding the foregoing, the Trust shall have no obligation to indemnify the Adviser for conduct which arises from the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the Commodity Exchange Act.

The Adviser shall indemnify the Trust, and its respective officers, directors and “controlling persons,” for any liability and reasonable expenses, including reasonable attorney’s fees, which may arise from the Trust’s conduct in respect of this Agreement. Notwithstanding the foregoing, the Adviser shall have no obligation to indemnify the Trust for conduct which arises from such officers, directors or “controlling persons” willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the Commodity Exchange Act

10.	Miscellaneous

(i)	This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(ii)

Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(iii)	This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(iv)	This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Delaware.

(v)

If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(vi)

Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 45 Rockefeller Plaza, Suite 2000, New York, New York, 10111, Attn: Andrew Bang, or at such other address or to such individual as shall be specified by the Adviser to the Trust. Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at 45 Rockefeller Plaza, Suite 2000, New York, New York 10111, Attn: Andrew Bang, or at such other address or to such other individual as shall be specified by the Trust to the Adviser.

IN WITNESS WHEREOF, Drexel Hamilton Mutual Funds, on behalf of its investment series, the Drexel Hamilton Centre American Equity Fund, Drexel Hamilton Centre Global Equity Fund, Drexel Hamilton 8IP Asia Pacific Equity Fund, and Drexel Hamilton FOUR European Equity Fund, and Drexel Hamilton Investment Partners, LLC have each caused this instrument to be signed on its behalf by its duly authorized representative, all as of the day and year first above written.

Drexel Hamilton Mutual Funds, on behalf of its investment series the Drexel Hamilton Centre American Equity Fund, Drexel Hamilton Centre Global Equity Fund, Drexel Hamilton 8IP Asia Pacific Equity Fund, and Drexel Hamilton FOUR European Equity Fund

By:	/Andrew Bang/

Title:	President, Drexel Hamilton Mutual Funds

Drexel Hamilton Investment Partners, LLC

By:	/Andrew Bang/

Title:	Managing Director